Exhibit 16

Dated: July 13 2006

Deloitte & Touche LLP Dallas, Texas USA www.deloitte.com

July 13, 2006

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Internet America, Inc.’s Form 8-K dated July 13, 2006, and have the following comments:

1.	We agree with the statements made in the first, third, fifth, sixth and seventh sentences of Item 4.01(a).

2.	We have no basis on which to agree or disagree with the statements made in the second and fourth sentences of Item 4.01(a) and Item 4.01(b).

Yours truly,

/s/ Deloitte & Touche LLP

Member of Deloitte Touche Tohmatsu